                    RESIGNATION AGREEMENT, GENERAL RELEASE,

                          AND COVENANT NOT TO SUE

    THIS RESIGNATION AGREEMENT, GENERAL RELEASE, AND COVENANT NOT TO SUE (hereinafter "this Agreement") is entered into by and between WILLIAM H. RUEGAMER ("RUEGAMER") and FIRST INTERSTATE BANCSYSTEM, INC. ("FIRST INTERSTATE");

    WHEREAS, RUEGAMER held the position of Executive Vice President and Chief Operating Officer;

    WHEREAS RUEGAMER intends to resign his position with FIRST INTERSTATE; and

    WHEREAS, RUEGAMER and FIRST INTERSTATE desire to enter into an agreement setting forth the terms and conditions of RUEGAMER's resignation from FIRST INTERSTATE;

    NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, RUEGAMER and FIRST INTERSTATE hereby agree as follows:

    1. SEPARATION FROM EMPLOYMENT. RUEGAMER and FIRST INTERSTATE agree that RUEGAMER's employment with FIRST INTERSTATE ended by the resignation of RUEGAMER effective as of October 31, 1997.

    2. RELEASE IN FULL OF ALL CLAIMS. FIRST INTERSTATE shall provide to RUEGAMER certain financial consideration, set forth in paragraph 5 of this Agreement. In exchange for such consideration, RUEGAMER agrees that he (a) has resigned and his employment with FIRST INTERSTATE is terminated effective on October 31, 1997; (b) shall comply with the terms set forth in this Agreement; and (c) hereby irrevocably and unconditionally releases, covenants not to sue, acquits, and forever discharges FIRST INTERSTATE and any of its affiliated or related corporations, banks, businesses, its predecessors and successors, and its past and present trustees, directors, officers, board members, agents, representatives, employees, and attorneys (hereinafter referred to collectively as "RELEASED PARTIES") from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, attorneys' fees, and expenses, of any nature whatsoever which RUEGAMER now has, owns, or holds, or claims to have, own, or hold arising out of or otherwise related to any respect of RUEGAMER's employment or his resignation therefrom and his association with the RELEASED PARTIES. In particular, but solely by way of example and without limiting the generality of the immediately preceding release, RUEGAMER specifically waives and releases any right to pursue and/or recover damages from or other legal or equitable relief against the RELEASED PARTIES, and agrees that neither he nor any of his heirs, executors, administrators, personal representatives, assigns, agents or other representatives shall file or cause to be filed any lawsuit or other claim for relief with any federal, state or local court or administrative agency, including, without limitation, any claim for relief under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Section 1981 of the Civil Rights Act of 1986, the Equal Pay Act of 1963, the Rehabilitation Act of
1973, the Discharge from Employment Act, the Montana Human Rights Act, any other federal or state employment law or statute, or any federal or state statute or common law doctrine regarding the existence or breach of oral or written contracts of employment, fraud, misrepresentation, wrongful discharge, just cause dismissal, defamation, blacklisting, interference with contract, negligent or intentional infliction of emotional distress, or breach of an implied covenant of good faith and fair dealing.

    3. RETURN OF PROPERTY. RUEGAMER has returned or will immediately return to the RELEASED PARTIES all documents, correspondence, reports, files, memoranda, manuals, ledgers, and records of any kind whatsoever; credit cards and passes; door and file keys; equipment; computer hardware, software, files, and disks; and other physical property which RUEGAMER received or prepared or helped prepare in connection with his employment and which he has in his possession. RUEGAMER represents that he has not retained and will not retain any copies, duplicates, reproductions, or excerpts thereof.

    4. CONFIDENTIAL INFORMATION. RUEGAMER shall not discuss with any other persons any confidential or proprietary information relating to the business of the RELEASED PARTIES, to which RUEGAMER may have become privy while employed by FIRST INTERSTATE.

    5. FINANCIAL CONSIDERATION. In consideration of RUEGAMER's promises to set forth herein, the following shall be provided to RUEGAMER:

    a. RUEGAMER will receive on November 1, 1997, a performance bonus of FIFTY-FIVE THOUSAND FIVE HUNDRED DOLLARS ($55,500.00) (less applicable taxes) in recognition of his efforts through October 31, 1997.

    b. RUEGAMER will be paid TWO HUNDRED AND FIFTY THOUSAND DOLLARS ($250,000.00) in 24 equal monthly installments commencing on November 1, 1997, upon presentation to RELEASED PARTIES of an Acknowledgement, Resignation and Release Agreement, and Certification of Non-Revocation of Resignation and Release Agreement, properly signed in accordance with the Older Workers Benefit Protection Act. In the event of RUEGAMER's death, prior to any payment date, the subsequent payment(s) will be made to ANN P. RUEGAMER or to the estate as directed by ANN P. RUEGAMER.

    c. RUEGAMER and ANN P. RUEGAMER will be provided their health and dental insurance through FIRST INTERSTATE for four (4) years (unless RUEGAMER obtains employment during that four year period) not to extend beyond October 31, 2001. In the event of death of RUEGAMER while this provision is still in effect, health and dental insurance will be continued for ANN P. RUEGAMER, not to extend beyond October 31, 2001.

    d. RUEGAMER will be provided with a term life insurance policy, payable to ANN P. RUEGAMER, in the amount of $500,000 for a period of ten years. This life insurance shall be purchased and funded by FIRST INTERSTATE from an insurance company with a satisfactory rating as determined by Best. In the event RUEGAMER is uninsurable or otherwise does not qualify for life insurance, FIRST INTERSTATE shall have no further obligation to RUEGAMER under this paragraph 5d.

    6. NO ADMISSION OF LIABILITY. This Agreement shall not in any way be construed as an admission by the RELEASED PARTIES that they have acted wrongfully with respect to RUEGAMER or any other person, or that RUEGAMER has any claims whatsoever against the RELEASED PARTIES, and the RELEASED PARTIES specifically disclaim any liability to or wrongful acts against RUEGAMER or any other person. Similarly, this Agreement shall not be construed as an admission by RUEGAMER that he has acted wrongfully in any respect or that the RELEASED PARTIES have any claims against him.

    7. INDEMNITY. RUEGAMER agrees to defend, indemnify, hold harmless and pay attorney's fees and costs on behalf of RELEASED PARTIES and their attorneys, agents and representatives from any claims for taxes and/or penalties made against any of them by the Internal Revenue Service and/or the Montana Department of Revenue arising out of or resulting from RUEGAMER's employment or resignation therefrom. RELEASED PARTIES make no warranty or representation concerning the treatment of the payments provided herein under the Internal Revenue Code and the Administrative Regulations promulgated thereunder, as well as any applicable state taxation provisions, and RUEGAMER has not relied upon any such warranty or representation. To the extent provided by and subject to the limitations specified in Sections 35-1-451 through 35-1-45x, RELEASED PARTIES agree to defend, indemnify, hold harmless and pay attorney's fees and costs on behalf of RUEGAMER from any claims made against him by any third parties for any action performed by him as an agent of the RELEASED PARTIES.

    8. FUTURE EMPLOYMENT. RUEGAMER acknowledges and warrants that in exchange for the above-described sum of settlement, he has agreed that his employment by RELEASED PARTIES has ended irrevocably and forever, and that it will not be resumed at any time in the future. Accordingly, as additional consideration for payment of the above-described sum of settlement, RUEGAMER agrees that he shall not seek reinstatement or apply for future employment by RELEASED PARTIES or their successors in interest. Furthermore, if RUEGAMER should seek such reinstatement or apply for future employment in violation of the terms of this paragraph, the entity to whom such application for reinstatement or employment is made shall incur no liability by virtue of its refusal to hire RUEGAMER or to consider RUEGAMER for employment.

    9.  NON-COMPETITION.

        A. SCOPE AND DURATION. For a period of two years after RUEGAMER's resignation, RUEGAMER shall not directly or indirectly own, manage, operate, be employed by, be a director of, be an agent of, participate in, consult for, or be connected with any state or federally regulated banking or lending enterprise in Montana or Wyoming, including, but not limited to, commercial banks, savings banks, trust companies, investment companies, savings and loans, mortgage or finance companies, credit unions or similar enterprises. RUEGAMER agrees that the extent and duration of RUEGAMER's agreement not to compete has been negotiated in contemplation of the additional compensation set forth in paragraph 98 and not as part of the consideration for the resignation and release. RUEGAMER recognizes that this non-competition agreement may limit his ability to obtain employment during these two years.

        B. CONSIDERATION. Provided RUEGAMER abides by this non-competition clause, he will receive as additional consideration for this non-competition clause the sum of TWO HUNDRED AND FIFTY THOUSAND DOLLARS ($250,000.00) to be paid to RUEGAMER, or in the event of his death, his spouse, on November 1, 1999.

   10. CONFIDENTIALITY OF THIS AGREEMENT. It is understood and agreed by RUEGAMER and RELEASED PARTIES that the financial terms of this Agreement are confidential and shall not be disclosed except to immediate family, legal counsel and accountants, and they hereby further agree to use their best efforts to keep said information confidential and not disclose it to others, except as such disclosure may be required by law.

   11. EMPLOYEE ACKNOWLEDGMENT. RUEGAMER hereby acknowledges that he is executing this Agreement voluntarily and of his own free will, and that he fully understands the terms of this Agreement. Further, RUEGAMER hereby acknowledges that he has had an opportunity to review this Agreement fully and to discuss its terms with legal counsel prior to its execution.

   12. RIGHT OF REVOCATION. RUEGAMER understands that he has the right to revoke this Agreement for a period of seven (7) days following the execution of this Agreement. This Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired.

                          PLEASE READ CAREFULLY.
          THIS AGREEMENT AFFECTS AND TERMINATES LEGAL RIGHTS.

    DATED:  this 25th day of August, 1997.

                             /s/ William H. Ruegamer
                             ---------------------------------------------
                             WILLIAM H. RUEGAMER

                             /s/ Thomas W. Scott
                             ---------------------------------------------
                             THOMAS W. SCOTT, President & CEO
                             First Interstate Bancsystem, Inc.

STATE OF MONTANA       )
                       :ss.
County of Yellowstone  )

    This instrument was acknowledged before me on Aug 25, 1997 by WILLIAM H. RUEGAMER.

                             /s/ [illegible]
                             ---------------------------------------------
                             Notary Public for the State of Montana
                             Residing at Billings, Montana
                             My commission expires: 1-6-99

(SEAL)

STATE OF MONTANA       )
                       :ss.
County of Yellowstone  )

    This instrument was acknowledged before me on August 25, 1997 by THOMAS W. SCOTT, President & CEO of
First Interstate Bancsystem, Inc.

                             /s/ [illegible]
                             ---------------------------------------------
                             Notary Public for the State of Montana
                             Residing at Billings, Montana
                             My commission expires: 10-3-97

(SEAL)

                               [LETTERHEAD]


                              August 26, 1997

William H. Ruegamer
2916 Thousand Oaks
Billings, MT 59102

Dear Bill:

    As you are aware, you have acquired stock in First Interstate BancSystem, Inc. ("First Interstate") during your tenure with First Interstate. You have also acquired certain stock options and stock appreciation rights.

    Pursuant to the terms of the applicable Shareholders Agreement, First Interstate has the option to purchase your shares of stock in First
Interstate following your separation from employment. Also, pursuant to the applicable Stock Option and Stock Appreciation Rights Agreements and Plan referred to therein, the stock options and stock appreciation rights which you hold at the time of your separation from employment expire three months after the date of your separation. However, in consideration of your entering into the non-competition agreement contained in paragraph 9 of your Resignation Agreement, General Release, and Covenant Not to Sue with First Interstate dated August 25, 1997 (the "Agreement"), First Interstate is willing to extend the period for exercise of the purchase option under the Shareholders Agreement and your right to exercise the stock options and stock appreciation rights under the Stock Option and Stock Appreciation Rights Agreement through January 1, 2002.

    The extension of those rights would automatically expire upon any breach by you of paragraph 9 of the Agreement. In the event of a breach, you shall be required to exercise the stock options and stock appreciation rights or, if you elected not to exercise the options and rights, you shall be required to forfeit them. A breach would also end the extension of First Interstate's option to purchase your stock, and First Interstate shall have the option to immediately acquire all stock owned by you at the time of the breach as well as any stock then acquired by you pursuant to exercise of the stock options.

    The purpose of this letter is to confirm the general framework within which First Interstate is willing to extend the period of its option to purchase your stock and your right to exercise your stock options and stock appreciation rights. As you are aware, however, any extension of those periods is subject to approval of First Interstate's board of directors and any required regulatory or legal approvals. Assuming that such approvals are obtained (and senior management will use their best efforts to obtain them), formal amendment of the applicable agreements will be required in order to properly document the extension of time, resolve any related issues and make the agreements binding upon the parties.

                                       Sincerely,

                                       /s/ Thomas W. Scott

                                       THOMAS W. SCOTT
                                       President & CEO